ASCENA RETAIL GROUP REGAINS SHARE PRICE COMPLIANCE WITH NASDAQ MINIMUM BID PRICE RULE

MAHWAH, N.J. (January 7, 2020) - ascena retail group, inc. (Nasdaq: ASNA) (“ascena” or the “Company”) today announced that the Company received written notice from The Nasdaq Stock Market LLC (“Nasdaq”), stating that the Company successfully regained compliance with the minimum bid price requirement for continued listing on The Nasdaq Global Select Market set forth in Nasdaq Listing Rule 5450(a)(1) (the “Bid Price Rule”).
The Company previously received notification from the Nasdaq on July 29, 2019 citing failure to maintain a minimum closing bid price of $1.00 per share for its common stock for a period of 30 consecutive business days required by the Bid Price Rule for continued listing on The Nasdaq Global Select Market. The letter provided that ascena had 180 calendar days, or until January 27, 2020, to regain compliance with the Bid Price Rule.

About ascena retail group, inc.
ascena retail group, inc. (Nasdaq: ASNA) is a national specialty retailer offering apparel, shoes, and accessories for women under the Premium Fashion segment (Ann Taylor, LOFT, and Lou & Grey), Plus Fashion segment (Lane Bryant, Catherines and Cacique) and for tween girls under the Kids Fashion segment (Justice). ascena retail group, inc. through its retail brands operates ecommerce websites and approximately 2,800 stores throughout the United States, Canada, and Puerto Rico.

For more information about ascena retail group, inc. visit: ascenaretail.com, AnnTaylor.com, factory.anntaylor.com, LOFT.com, outlet.loft.com, louandgrey.com, lanebryant.com, Catherines.com, and shopjustice.com.

CONTACT:	For investors:	For media:
	ICR, Inc.	ascena retail group, inc.
	Jean Fontana	Shawn Buchanan
	Managing Director	Corporate Communications
	(646) 277-1214	(212) 541-3418
	Jean.Fontana@icrinc.com	shawn_buchanan@ascenaretail.com

Jessica Schmidt
Senior Vice President
(646) 677-1806
Jessica.Schmidt@icrinc.com